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                           BANK OF AMERICA CORPORATION
                     GLOBAL CORPORATE AND INVESTMENT BANKING
                              EQUITY INCENTIVE PLAN

                            Effective January 1, 2000



1.       Name and Purpose:

         This plan shall be known as the "Bank of America Corporation Global Corporate and Investment Banking Equity Incentive Plan" (the "Plan"). Bank of America Corporation establishes this Plan effective January 1, 2000 for the purpose of determining for certain associates employed in the Corporation's Global Corporate and Investment Banking group the portion of incentive compensation to be payable in the form of cash and the portion to be payable in the form of "restricted stock units" awarded under the Corporation's Key Employee Stock Plan ("Restricted Stock Units").

2.       Definitions:

         For purposes of the Plan, the following terms shall have the following meanings:

         "Associate" means a common law employee of the Corporation or one of its subsidiaries who is identified as an employee in the personnel records of the Corporation or the applicable subsidiary.

         "Common Stock" means the common stock of the Corporation.

         "Corporate Personnel Executive" means the Corporate Personnel Executive of the Corporation.

         "Corporation" means Bank of America Corporation, and its successors and assigns.

         "Covered Incentive" means, with respect to a GCIB Associate, any incentive award payable to the GCIB Associate pursuant to any incentive compensation plan of the Global Corporate and Investment Banking group approved for purposes of this Plan by the Plan Administrator. Covered Incentives may be payable annually, quarterly, or on such other basis as provided by the applicable plan.

         "Effective Date" means the effective date of the Plan: January 1, 2000.

         "Fair Market Value" of a share of Common Stock means the closing price on the relevant date of a share of Common Stock as reflected in the report of composite trading of New York Stock Exchange listed securities for that day (or, if no shares were publicly traded on that day, the immediately preceding day that shares were so traded) published in The Wall Street Journal (Eastern Edition) or in any other publication selected by the Plan Administrator; provided, however, that if the shares are misquoted or omitted by the selected publication(s), the Plan Administrator shall directly solicit the information from officials of the stock exchanges or from

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other informed independent market sources. If shares of Common Stock shall not have been publicly traded for more than ten (10) days immediately preceding such date, then the Fair Market Value of a share shall be determined by the Plan Administrator in such manner as he shall deem appropriate.

         "GCIB Associate" means an Associate employed in the Corporation's Global Corporate and Investment Bank, provided that "GCIB Associate" shall not include any "Insider" or "Named Executive Officer" as defined under the Stock Plan.

         "Grant Date" means the date that Restricted Stock Units are awarded to a GCIB Associate pursuant to the Plan, which date shall be either (i) the date that the cash portion of the Covered Incentive is otherwise payable to the GCIB Associate or (ii) such other date as the Plan Administrator, in its sole and exclusive discretion, may determine at a time prior to such Covered Incentive payment date.

         "Plan Administrator" means the Corporate Personnel Executive.

         "Retirement" means:

         (a) for an Associate working in the United States, the Associate's termination of employment with the Corporation and its subsidiaries (other than due to the Associate's death or disability) after the Associate has (i) attained at least age fifty (50), (ii) completed at least fifteen (15) years of "Vesting Service" under the tax-qualified Pension Plan sponsored by the Corporation, and (iii) attained a combined age and years of "Vesting Service" equal to at least seventy-five (75); or

         (b) for an Associate working outside the United States, termination of the Associate's employment with the Corporation and its subsidiaries (other than due to the Associate's death or disability) as of the later of (i) the date of the Associate's eligibility for retirement under the local program or (ii) attainment of at least age fifty (50).

         "Stock Plan" means the Bank of America Corporation Key Employee Stock Plan, as the same may be in effect from time to time.

3.       Administration:

         The Plan Administrator shall be responsible for administering the Plan. The Plan Administrator shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Plan Administrator shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Plan Administrator shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Plan Administrator may appoint such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Plan Administrator may deem expedient or appropriate that are not inconsistent with the

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intent of the Plan. The decision of the Plan Administrator upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

4.       Operation:

         This Plan shall apply to any Covered Incentive payable to a GCIB Associate on or after the Effective Date. For any such Covered Incentive, a portion shall be payable in cash and a portion shall be payable as Restricted Stock Units awarded on the applicable Grant Date in accordance with the following provisions:

         (i)      The amount to be payable as Restricted Stock Units shall equal
                  1.25 times the sum of (A) 20% of the portion of the Covered Incentive that is greater than $250,000 but less than $500,000, (B) 30% of the portion of the Covered Incentive that is greater than or equal to $500,000 but less than $1,000,000, and (C) 35% of the portion of the Covered Incentive that is greater than or equal to $1,000,000. All Covered Incentives payable to a GCIB Associate more frequently than annually shall be aggregated within the calendar year paid for purposes of applying the foregoing formula. For example, if a GCIB Associate receives four quarterly payments of $250,000 each during a calendar year, none of the first installment would be included, 20% of the second installment would be included, and 30% of each of the last two installments would be included.

         (ii) The number of Restricted Stock Units to be awarded as described in subparagraph (i) above shall equal the amount determined under subparagraph (i) above divided by the average Fair Market Value of a share of Common Stock for the five consecutive trading days ending on the applicable Grant Date.

         (iii) The number of Restricted Stock Units determined in accordance with subparagraph (ii) above shall be awarded under the Stock Plan to the GCIB Associate and evidenced by an award agreement. The award agreement shall include the following:
                  (A) the award shall be payable in three equal annual installments beginning on the first anniversary of the Grant Date; (B) the award shall be payable earlier upon the GCIB Associate's death, "Disability" (as defined under the Stock
                  Plan), Retirement or workforce reduction, job elimination or divestiture (as determined by the Plan Administrator); (C) except as provided in clause (B), the unpaid portion of an award shall be forfeited as of the date a GCIB Associate terminates employment unless the applicable award agreement provides for an additional right to receive payment following termination; and (D) the Restricted Stock Units may include dividend equivalents as the Plan Administrator may determine and as set forth in the applicable award agreement.

         (iv) For a GCIB Associate working inside the United States, if and to the extent Restricted Stock Units become payable, they shall be paid to the GCIB Associate by delivery of one (1) share of Common Stock for each Restricted Stock Unit.

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         (v)      For a GCIB Associate working outside the United States, if and to the extent Restricted Stock Units become payable, they shall be payable in either shares of Common Stock or cash as provided in the applicable award agreement. In addition for such awards, and notwithstanding and provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which GCIB Associates covered by the Plan are located, the Plan Administrator, in its sole discretion, shall have the power and authority to (a) determine which GCIB Associates working outside the United States are eligible to participate in the Plan, (b) modify the terms and conditions of awards of Restricted Stock Units made to such GCIB Associates and (c) establish subplans and modified terms and procedures to the extent such actions may be necessary or advisable.

         (vi) Notwithstanding any provision herein to the contrary, the Plan Administrator may in his discretion determine to modify the percentages set forth in subparagraph (i) above or modify the definition of Covered Incentive for a GCIB Associate or group of GCIB Associates for a given period of time, so long as any such modification does not result in a larger portion of the GCIB Associate's Covered Incentive being payable as Restricted Stock Units (compared to what would have been payable as Restricted Stock Units without regard to such modification).

5.       Amendment, Modification and Termination of the Plan:

         The Plan Administrator shall have the right and power at any time and from time to time to amend the Plan in whole or in part and at any time to terminate the Plan; provided, however, that no such amendment or termination shall adversely affect any award of Restricted Stock Units made in accordance with the Plan prior to the effective date of such amendment or termination without the consent of the affected GCIB Associate.

6.       Applicable Law:

         The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of Delaware.

7.       Miscellaneous:

         A GCIB Associate's rights and interests under the Plan may not be assigned or transferred by the GCIB Associate. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Corporation and any GCIB Associate. The Plan shall be binding on the Corporation and any successor in interest of the Corporation.

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         IN WITNESS WHEREOF, this instrument has been executed by an authorized officer of the Corporation as of the 14th day of December, 2000.



                                           BANK OF AMERICA CORPORATION



                                           By:   /s/ C. J. Cooley
                                                ----------------------
                                                 C. J. Cooley
                                                 Corporate Personnel Executive


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